Exhibit 5.1

Tel 503 243 2300 Fax 503 241 8014	Holland & Knight LLP 2300 U.S. Bancorp Tower 111 S.W. Fifth Avenue Portland, OR 97204-3626 www.hklaw.com

October 1, 2009

Ascent Solar Technologies, Inc.

12300 Grant Street

Thornton, Colorado 80241

Ladies and Gentlemen:

We have acted as counsel to Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (No. 333-156665) (the “Shelf Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), declared effective on January 16, 2009, the prospectus filed as part of the Shelf Registration Statement and dated January 16, 2009 (the “Base Prospectus”), and the prospectus supplement dated October 1, 2009, filed with the Commission under Rule 424(b)(4) of the Securities Act (the “Prospectus Supplement”), relating to the proposed offering of 5,307,693 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”). The Shares include an overallotment option granted to the underwriters of the proposed offering to purchase up to 692,308 shares of the Company’s common stock.

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a) The Shelf Registration Statement;

(b) The Base Prospectus;

(c) The Prospectus Supplement;

(d) The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company;

(e) The Underwriting Agreement between the Company and Barclays Capital Inc., dated October 1, 2009 (the “Agreement”); and

(f) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In rendering our opinion set forth herein, we have assumed, without independent investigation:

(a) The genuineness of all signatures;

(b) The authenticity of the originals of the documents submitted to us;

(c) The conformity to authentic originals of any documents submitted to us as copies; and

(d) As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

Our opinion set forth below is limited to the General Corporate Law of the State of Delaware as in effect as of the date of this letter, including the statutory provisions, all applicable provisions of the Delaware constitution, and reported judicial decisions interpreting those laws.

Based on the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Shelf Registration Statement, Base Prospectus, Prospectus Supplement, and Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We understand that this opinion is to be used in connection with the Shelf Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP
Holland & Knight LLP